As filed with the Securities and Exchange Commission on October 10, 2001
                                                     Registration No. 333-______
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                              --------------------

                                    FORM S-3

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                              --------------------


        ALLETE, INC.                  MINNESOTA                  41-0418150
(Exact name of registrant   (State or other jurisdiction      (I.R.S. Employer
   as specified in its           of incorporation or         Identification No.)
         charter)                   organization)

                             30 West Superior Street
                          Duluth, Minnesota 55802-2093
                                 (218) 279-5000
    (Address, including zip code, and telephone number, including area code, of registrants' principal executive offices)

           DAVID G. GARTZKE                      PHILIP R. HALVERSON, Esq.
               President                    Vice President, General Counsel
        30 West Superior Street                       and Secretary
      Duluth, Minnesota 55802-2093              30 West Superior Street
            (218) 279-5000                     Duluth, Minnesota 55802-2093
                                                     (218) 279-5000

            JAMES K. VIZANKO                      ROBERT J. REGER, JR., Esq.
Vice President, Chief Financial Officer            Thelen Reid & Priest LLP
             and Treasurer                           40 West 57th Street
        30 West Superior Street                 New York, New York 10019-4097
      Duluth, Minnesota 55802-2093                      (212) 603-2000
             (218) 279-5000
       (Names and addresses, including zip codes, and telephone numbers, including area codes, of agents for service)

                              ---------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this registration statement as determined by market conditions and other factors.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                              ---------------------

                         CALCULATION OF REGISTRATION FEE

========================================= ====================== ====================== ===================== ======================
                                                                   PROPOSED MAXIMUM       PROPOSED MAXIMUM
   TITLE OF EACH CLASS OF SECURITIES          AMOUNT TO BE          OFFERING PRICE           AGGREGATE              AMOUNT OF
            TO BE REGISTERED                   REGISTERED            PER UNIT (2)        OFFERING PRICE (2)     REGISTRATION FEE
----------------------------------------- ---------------------- ---------------------- --------------------- ----------------------
Common Stock, without par value            310,878 Shares (1)           $24.12             $7,498,378               $1,875
Preferred Share Purchase Rights            310,878 Rights (3)             --                   --                   --(4)
========================================= ====================== ====================== ===================== ======================

(1) Plus such additional number of shares as may be required in the event of a stock dividend, stock split, split-up, recapitalization or other similar event.
(2) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933 on the basis of the average of the high and low prices of the registrant's common stock on the New York Stock Exchange composite tape on October 9, 2001.
(3) The preferred share purchase rights are attached to and will trade with the common stock. The value attributable to the preferred share purchase rights, if any, is reflected in the market price of the common stock.
(4) Since no separate consideration is paid for the preferred share purchase rights, the registration fee for such securities is included in the fee for the common stock.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

================================================================================

                  SUBJECT TO COMPLETION, DATED OCTOBER 10, 2001


PROSPECTUS

                                  ALLETE, INC.

                         310,878 SHARES OF COMMON STOCK

                               (WITHOUT PAR VALUE)

                              --------------------


     The shares of common stock, together with attached preferred share purchase rights (collectively, "common stock"), of ALLETE offered hereby will be sold from time to time by the selling shareholders identified in this prospectus in brokers' transactions at prices prevailing at the time of sale or as otherwise described in "Plan of Distribution." ALLETE will not receive any of the proceeds from the sale of these shares of common stock. Expenses in connection with the registration of these shares of common stock under the Securities Act of 1933, including legal and accounting fees of ALLETE, will be paid by ALLETE.

     These shares of common stock were acquired by the selling shareholders from ALLETE in a private placement transaction. This prospectus has been prepared for the purpose of registering these shares of common stock under the Securities Act of 1933 to allow future sales by the selling shareholders to the public without restriction. To the knowledge of ALLETE, the selling shareholders have made no arrangement with any brokerage firm for the sale of these shares of common stock. The selling shareholders may be deemed to be "underwriters" within the meaning of the Securities Act of 1933. Any commissions received by a broker or dealer in connection with resales of these shares of common stock may be deemed to be underwriting commissions or discounts under the Securities Act of 1933.

     ALLETE's common stock is listed on the New York Stock Exchange and trades under the symbol "ALE." The last reported sale price on the New York Stock Exchange on October 9, 2001 was $23.85.

     These shares of common stock have not been registered for sale under the securities laws of any state or jurisdiction as of the date of this prospectus. Brokers or dealers effecting transactions in these shares of common stock should confirm the registration thereof under the securities laws of the states or jurisdictions in which such transactions occur, or the existence of any exemption from registration.

     ALLETE's principal executive offices are located at 30 West Superior Street, Duluth, Minnesota 55802-2093, telephone number (218) 279-5000.


                              --------------------


     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                 _________, 2001


The information in this prospectus is not complete and may be changed. The selling shareholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. The prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

                                TABLE OF CONTENTS

WHERE YOU CAN FIND MORE INFORMATION............................................3

INCORPORATION BY REFERENCE.....................................................3

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES
       LITIGATION REFORM ACT OF 1995...........................................3

ALLETE, INC....................................................................5

SELLING SHAREHOLDERS...........................................................7

DESCRIPTION OF COMMON STOCK....................................................8

USE OF PROCEEDS...............................................................12

PLAN OF DISTRIBUTION..........................................................12

EXPERTS.......................................................................13

LEGAL OPINIONS................................................................13

                       WHERE YOU CAN FIND MORE INFORMATION

     ALLETE files annual, quarterly and other reports and other information with the Securities and Exchange Commission ("SEC"). You can read and copy any information filed by ALLETE with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can obtain additional information about the Public Reference Room by calling the SEC at 1-800-SEC-0330.

     In addition, the SEC maintains an Internet site (http://www.sec.gov) that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, including ALLETE. ALLETE also maintains an Internet site (http://www.allete.com). Information contained on ALLETE's Internet site does not constitute part of this prospectus.

                           INCORPORATION BY REFERENCE

     The SEC allows ALLETE to "incorporate by reference" the information that ALLETE files with the SEC, which means that ALLETE may, in this prospectus, disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. ALLETE is incorporating by reference the documents listed below and any future filings ALLETE makes with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, until this offering is terminated. Information that ALLETE files in the future with the SEC will automatically update and supersede this information.

     (1)  ALLETE's Annual Report on Form 10-K for the year ended December 31,
          2000.

     (2) ALLETE's Quarterly Report on Form 10-Q for the quarters ended March 31, 2001 and June 30, 2001.

     (3) ALLETE's Current Reports on Form 8-K filed with the SEC on April 11, 2001, April 18, 2001, May 18, 2001, July 19, 2001, August 29, 2001,
          September 24, 2001 and October 10, 2001.

     You may request a copy of these documents, at no cost to you, by writing or calling Shareholder Services, ALLETE, Inc., 30 West Superior Street, Duluth, Minnesota 55802-2093, telephone: (218) 723-3974 or (800) 535-3056, email:
shareholder@ALLETE.com.

     You should rely only on the information contained in, or incorporated by reference in, this prospectus and any prospectus supplement. ALLETE has not, and any underwriters, agents or dealers have not, authorized anyone else to provide you with different information. You should not assume that the information contained in this prospectus and any prospectus supplement is accurate as of any date other than the date on the front of those documents.

                           SAFE HARBOR STATEMENT UNDER
              THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

     In connection with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, ALLETE is hereby filing cautionary statements identifying important factors that could cause ALLETE's actual results to differ materially from those projected in forward-looking statements (as that term is defined in the Private Securities Litigation Reform Act of 1995) made by or on behalf of ALLETE which are made in this prospectus or any supplement to this prospectus, in presentations, in response to questions or otherwise. Any statements that express, or involve discussions as to, expectations, beliefs, plans, objectives, assumptions or future events or performance (often, but not always, through the use of words or phrases such as "anticipates," "believes," "estimates," "expects," "intends," "plans," "projects," "will likely result," "will continue" or similar expressions) are not statements of historical facts and may be forward-looking.

     Forward-looking statements involve estimates, assumptions and uncertainties and are qualified in their entirety by reference to, and are accompanied by, the following important factors, which are difficult to predict, contain uncertainties, are beyond the control of ALLETE and may cause actual results to differ materially from those contained in forward-looking statements:

o prevailing governmental policies and regulatory actions, including those of the United States Congress, state legislatures, the Federal Energy Regulatory Commission, the Minnesota Public Utilities Commission, the Florida Public Service Commission, the North Carolina Utilities Commission, the Public Service Commission of Wisconsin and various county regulators, about allowed rates of return, industry and rate structure, acquisition and disposal of assets and facilities, operation and construction of plant facilities, recovery of purchased power and capital investments, and present or prospective wholesale and retail competition (including but not limited to transmission costs);

o    economic and geographic factors, including political and economic risks;

o    changes in and compliance with environmental and safety laws and policies;

o    weather conditions;

o    population growth rates and demographic patterns;

o    competition for retail and wholesale customers;

o    pricing and transportation of commodities;

o    market demand, including structural market changes;

o    changes in tax rates or policies or in rates of inflation;

o    changes in project costs;

o    unanticipated changes in operating expenses and capital expenditures;

o    capital market conditions;

o    competition for new energy and other development opportunities; and

o legal and administrative proceedings (whether civil or criminal) and settlements that affect the business and profitability of ALLETE.

     Any forward-looking statement speaks only as of the date on which that statement is made, and ALLETE undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which that statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time and it is not possible for management to predict all of those factors, nor can it assess the impact of each of those factors on the businesses of ALLETE or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statement.

                                  ALLETE, INC.

     ALLETE has been incorporated under the laws of the State of Minnesota since 1906. ALLETE is a multi-services company and has 13,900 employees in 42 states and nine Canadian provinces engaged in its four business segments:

     (1) Energy Services, which include electric and gas services, coal mining and telecommunications;

     (2) Automotive Services, which include a network of vehicle auctions, a finance company and several subsidiaries that are integral parts of the vehicle redistribution business;

     (3)  Water Services, which include water and wastewater services; and

     (4) Investments, which include real estate operations, investments in emerging technologies related to the electric utility industry and a securities portfolio.

                                                SIX MONTHS (a)
                                                ENDED JUNE 30,          YEAR ENDED DECEMBER 31,
                                                ----------------    -----------------------------
                                                2001       2000       2000       1999       1998
                                                ----       ----       ----       ----       ----
                                                     (millions, except per share amounts)

DILUTED EARNINGS PER SHARE OF COMMON STOCK
   Before Capital Re and ACE Transactions      $  1.03    $  0.91    $  1.67    $  1.49   $ 1.35
   Capital Re and ACE Transactions (b) ...          --       0.44       0.44      (0.52)      --
                                               -------    -------    -------    -------   ------
     Total ...............................     $  1.03    $  1.35    $  2.11    $  0.97   $ 1.35
                                               =======    =======    =======    =======   ======

NET INCOME
   Energy Services .......................     $ 21.4     $ 20.0     $ 43.1     $ 45.0    $ 47.4
   Automotive Services ...................       37.8       26.6       48.5       39.9      25.5
   Water Services ........................        6.8        6.5       13.1       12.2       7.5
   Investments ...........................       22.8       21.7       29.3       26.8      29.6
   Corporate Charges .....................      (13.4)     (10.6)     (15.8)     (19.7)    (21.5)
                                               ------     ------     ------     ------    -------
     Net income before Capital Re and ACE
       Transactions ......................       75.4       64.2      118.2      104.2      88.5
   Capital Re and ACE Transactions (b) ...       30.4       30.4      (36.2)                  --
                                               ------     ------    -------     ------    ------
                                               $ 75.4     $ 94.6     $148.6     $ 68.0    $ 88.5
                                               ======     ======     ======     ======    ======

-------------------
(a) The diluted earnings per share of Common Stock and the net income for the six months ended June 30, 2001 and June 30, 2000 is not necessarily indicative of the results that may be expected for the entire year.

(b) In May 2000 ALLETE sold its investment in ACE Limited ("ACE") common stock, which resulted in an after-tax gain of $30.4 million, or $0.44 per share. The ACE shares were received in December 1999 upon completion of ACE's merger with Capital Re Corporation ("Capital Re"). During 1999 ALLETE recorded an aggregate $36.2 million, or $0.52 per share, after-tax non-cash charge in connection with the valuation and exchange of its investment in Capital Re stock for the ACE shares.

ENERGY SERVICES

     The Energy Services segment, which includes Minnesota Power, primarily generates, transmits, distributes, markets and trades electricity. In addition, Energy Services include coal mining and telecommunications in and near Minnesota Power's electric utility service area. As of June 30, 2001, Minnesota Power supplied retail electric service to 130,000 customers in northeastern Minnesota. As of June 30, 2001, Superior Water, Light and Power Company, a wholly owned subsidiary, provided electric, natural gas, and water services to 14,000 electric customers, 12,000 natural gas customers and 10,000 water customers in northwestern Wisconsin. Split Rock Energy LLC, formed as an alliance between Minnesota Power and Great River Energy, combines power supply capabilities and customer loads to share market and supply risks and to optimize power trading opportunities. Split Rock contracts for exclusive services from MPEX, Minnesota Power's power marketing and trading division.

     BNI Coal, Ltd., another wholly owned subsidiary, owns and operates a lignite mine in North Dakota. Two electric generating cooperatives, Minnkota Power Cooperative, Inc. and Square Butte Electric Cooperative, presently consume virtually all of BNI Coal's production of lignite coal under cost-plus coal supply agreements expiring in 2027. Under an agreement with Square Butte, Minnesota Power purchases approximately 71 percent of the output from the Square Butte unit which is capable of generating up to 455 megawatts. Minnkota Power has an option to extend its coal supply agreement to 2042.

     Other subsidiaries within the Energy Services business segment include:

     o Electric Outlet, Inc., doing business as Electric Odyssey, which is a retail, catalog and e-commerce merchandiser that sells unique products for the home, office and travel;

     o Minnesota Power Telecom, Inc., which provides high reliability fiber optic-based communication and advanced data services to businesses and communities in Minnesota and Wisconsin; and

     o Rainy River Energy Corporation, which is engaged in wholesale power marketing.

     Minnesota Power has large power contracts to sell power to 12 industrial customers, each requiring 10 megawatts or more of generating capacity. These contracts require the payment of minimum monthly demand charges that cover the fixed costs associated with having capacity available to serve each of these customers, including a return on common equity. Each contract continues past the contract termination date unless the required four-year advance notice of cancellation has been given.

AUTOMOTIVE SERVICES

     Automotive Services include several subsidiaries which are integral parts of the vehicle redistribution business.

     ADESA Corporation, a wholly owned subsidiary, is the second largest vehicle auction network in North America. Headquartered in Indianapolis, Indiana, ADESA owns, or leases, and operates 54 vehicle auction facilities in the United States and Canada through which used cars and other vehicles are sold to franchised automobile dealers and licensed used car dealers. Sellers at ADESA's auctions include domestic and foreign auto manufacturers, car dealers, automobile fleet/lease companies, banks and finance companies. ADESA also owns 22 vehicle auctions in the United States and Canada that provide "total loss" vehicle recovery services to insurance companies.

     Automotive Finance Corporation, another wholly owned subsidiary, provides inventory financing for wholesale and retail automobile dealers who purchase vehicles from ADESA auctions, independent auctions, other auction chains and other outside sources.

     Other subsidiaries within the Automotive Services business segment include:

     o Great Rigs Incorporated, which is one of the nation's largest independent used automobile transport carriers with more than 130 automotive carriers, the majority of which are leased;

     o PAR, Inc., doing business as PAR North America, which provides customized vehicle remarketing services to various customers such as banks, captive finance, commercial fleets and rental car dealers in the United States and Canada;

     o AutoVIN, Inc., 90 percent owned, which provides professional field information service to the automotive industry and the industry's secured lenders. Services provided include vehicle condition reporting, inventory verification auditing, program compliance auditing and facility inspection; and

     o ADESA Importation Services, Inc., which is the second largest independent commercial registered importer of vehicles in the United States.

WATER SERVICES

     Water Services include Florida Water Services Corporation, Heater Utilities, Inc., Georgia Water Services Corporation, Instrumentation Services, Inc. and Americas' Water Service Corporation, each a wholly owned subsidiary. Florida Water, the largest investor owned water supplier in Florida, owns and operates water and wastewater treatment facilities within that state. As of June 30, 2001, Florida Water served 155,000 water customers and 75,000 wastewater customers, and maintained 156 water and wastewater facilities throughout Florida. As of June 30, 2001, Heater Utilities, which provides water and wastewater treatment services in North Carolina, served 44,000 water customers and 5,000 wastewater treatment customers. Georgia Water provides wastewater treatment services to 1,000 customers near Atlanta, Georgia. Instrumentation Services provides predictive maintenance and instrumentation consulting services to water and wastewater utilities in the southeastern United States as well as Texas and Minnesota. Americas' Water Services offers contract management, operations and maintenance services for water and wastewater treatment facilities to governments and industries.

     On September 10, 2001 ALLETE Water Services, Inc., a wholly owned subsidiary of ALLETE, received a letter from the Florida Governmental Utility Authority ("Authority") expressing interest in engaging in discussions regarding a potential purchase by the Authority of all of the water, wastewater and water reuse assets of Florida Water. The Authority is an innovative home rule mechanism available under Florida law enacted in 1999 permitting local governmental entities to join together to acquire, finance, own and operate water or wastewater utilities. ALLETE Water Services notified the Authority that, consistent with ALLETE's stated goals to find new ways to maximize shareholder value, ALLETE would explore the feasibility of such a transaction. ALLETE Water Services entered into an agreement giving the Authority the exclusive opportunity until and including December 21, 2001 to review a potential transaction.

INVESTMENTS

     Investments consist of real estate operations, investments in emerging technologies related to the electric utility industry and an actively traded securities portfolio. Through subsidiaries, ALLETE owns Florida real estate operations at Cape Coral and Lehigh Acres adjacent to Fort Myers, at Palm Coast in northeast Florida and at Sugarmill Woods in Citrus County. Since 1985, ALLETE has invested $43.7 million in start-up companies that are developing technologies that may be used by the electric utility industry. As of June 30, 2001, ALLETE's trading and available-for-sale securities portfolio had a fair value of approximately $189 million.

                              SELLING SHAREHOLDERS

     The following table lists the selling shareholders, the number of shares of common stock of ALLETE beneficially owned by the selling shareholders as of the date of this prospectus, the number of shares of common stock to be offered and the number of outstanding shares of common stock to be owned after the sale. The shares were issued by ALLETE and delivered to the selling shareholders in connection with the merger (the "Merger") of Enventis, Inc. ("Enventis") and E Acquisition Company, a wholly-owned subsidiary of ALLETE, pursuant to an Agreement and Plan of Reorganization, dated as July 31, 2001 (the "Merger Agreement"), by and among ALLETE, E Acquisition Company, Enventis and Richard T. Henderson.

                                                                              Shares to be
                                 Shares Owned            Shares to be          Owned After
Selling Shareholders        Prior to Offering (1)     Offered Hereby (2)      Offering (3)
--------------------        ---------------------     ------------------   ------------------
Ward D. Anderson                   25,845                   25,845                 0
Brian Bagley                       11,238                   11,238                 0
Robert Bickerstaff                    580                      580                 0
Ryan A. Bollman                       580                      580                 0
Thomas Delaney(4)                   5,803                    5,803                 0
Scott DeToffol                      9,246                    9,246                 0
Vicki L. DeVine                       145                      145                 0
Daniel Gavin                        4,623                    4,623                 0
Brenda Hannasch                       580                      580                 0


                                       7


                                                                              Shares to be
                                 Shares Owned            Shares to be          Owned After
Selling Shareholders        Prior to Offering (1)     Offered Hereby (2)      Offering (3)
--------------------        ---------------------     ------------------   ------------------
Richard T. Henderson (5)           73,591                   73,591                 0
James Hofman                       33,831                   33,831                 0
Mark Lanie                         21,234                   21,234                 0
Mark Lindell                       14,730                   14,730                 0
Steven T. Magnuson                 14,078                   14,078                 0
Matthew Mahannah                    2,311                    2,311                 0
Nicole McNulty                        580                      580                 0
Erin Peterson                       2,311                    2,311                 0
Pamela Peterson                       145                      145                 0
Thomas Richardson                  40,870                   40,870                 0
Eric R. Sandberg (6)                5,803                    5,803                 0
Kevin M. Switala                      580                      580                 0
Vincent Velie, Jr.                 32,928                   32,928                 0
Brian M. Walsh                      9,246                    9,246                 0


-------------------
(1) As of October 10, 2001, the selling shareholders held less than one percent of ALLETE's then outstanding common stock.
(2) As of July 31, 2001, the selling shareholders represented to ALLETE that they were acquiring these shares of common stock for their own account for investment and not with a view toward resale or distribution.
(3) Assumes the sale of all of these shares of common stock covered by this prospectus and that no additional shares are acquired by the selling shareholders.
(4) 290 shares of ALLETE common stock owned by Thomas Delaney are pledged to secure a loan by ALLETE in connection with the exercise of certain options to acquire Enventis stock by Mr. Delaney immediately prior to the Merger.
(5) Richard T. Henderson is the President and Chief Executive Officer of Enventis. 5,046 shares of ALLETE common stock owned by Mr. Henderson are pledged to secure a loan by ALLETE in connection with the exercise of certain options to acquire Enventis stock by Mr. Henderson immediately prior to the Merger.
(6) 290 shares of ALLETE common stock owned by Eric Sandberg are pledged to secure a loan by ALLETE in connection with the exercise of certain options to acquire Enventis stock by Mr. Sandberg immediately prior to the Merger.

                           DESCRIPTION OF COMMON STOCK

     General. The following statements describing our common stock are not intended to be a complete description. They are qualified in their entirety by reference to our Articles of Incorporation, Rights Plan, as defined below, and mortgage and deed of trust. See "Description of Common Stock--Preferred Share Purchase Rights." We also refer you to the laws of the State of Minnesota.

     We have the following capital stock authorized by our Articles of
Incorporation: 130,000,000 shares of common stock, without par value, and 3,616,000 shares of preferred stock. As of the date of this prospectus, 83,428,566 shares of common stock were issued and outstanding and no shares of preferred stock were issued and outstanding.

     Dividend Rights. Our common stock is entitled to dividends only after we have provided for dividends and any sinking fund requirements on any issued and outstanding preferred stock.

     Our Articles of Incorporation contain provisions which would restrict net income available for the payment of cash dividends on outstanding common stock in the event that shares of ALLETE's preferred stock were outstanding and certain common stock equity capitalization ratios were not met.

     Voting Rights (Non-Cumulative Voting). Holders of our common stock are entitled to receive notice of and to vote at any meeting of our shareholders. Each share of our common stock, as well as each share of any of our issued and outstanding preferred stock, is entitled to one vote. Since the holders of these shares do not have cumulative voting rights, the holders of more than 50 percent of the shares voting can elect all our directors. If that happens, the holders of the remaining shares voting (less than 50 percent) cannot elect any directors. In addition, whenever dividends on any of our preferred stock are in default in the amount of four quarterly payments, and until all the dividends in default are paid, the holders of our preferred stock are entitled, as one class, to elect a majority of the directors. Our common stock, as one class, would then elect the minority.

     Our Articles of Incorporation include detailed procedures and other provisions relating to these rights and their termination, including:

     o    quorums;

     o    terms of directors elected;

     o    vacancies;

     o    class voting;

     o    meetings; and

     o    adjournments.

     Our Articles of Incorporation contain provisions that make it difficult to obtain control of ALLETE through transactions not having the approval of our Board of Directors. These provisions include:

     o a provision requiring the affirmative vote of 75 percent of the outstanding shares of all classes of our capital stock, present and entitled to vote, in order to authorize certain mergers or consolidations, or sales or leases of a significant amount of assets, of ALLETE, and other significant transactions that may have an effect on the control of ALLETE. Any of those transactions are required to meet certain "fair price" and procedural requirements. Neither a 75 percent shareholder vote nor a "fair price" is required for any of those transactions that have been approved by a majority of the "Disinterested Directors," as that term is defined in our Articles of Incorporation;

     o a provision permitting a majority of the Disinterested Directors to determine whether the above requirements have been satisfied; and

     o a provision providing that some parts of our Articles of Incorporation cannot be altered unless approved by 75 percent of the outstanding shares of all classes of our capital stock, present and entitled to vote, unless the alteration is recommended to the shareholders by a majority of the Disinterested Directors. The parts of our Articles of Incorporation that cannot be altered except as stated above include some parts relating to:

          - mergers or consolidations, or sales or leases of a significant amount of assets, of ALLETE, and other significant transactions that may have an effect on the control of ALLETE; and

          - the number, election, terms of office and removal of directors of ALLETE and the way in which vacancies on the Board of Directors are filled.

     Liquidation Rights. After we have satisfied creditors and the preferential liquidation rights of any of our outstanding preferred stock, the holders of our common stock are entitled to share ratably in the distribution of all remaining assets.

     Miscellaneous. Holders of our common stock have no preemptive or conversion rights. Our common stock is listed on the New York Stock Exchange. The transfer agents and registrars for our common stock are Wells Fargo Bank Minnesota, N.A. and ALLETE.

     Description of Preferred Share Purchase Rights. The following statements describing our preferred share purchase rights (each a "Right") are not intended to be a complete description. They are qualified in their entirety by reference to the Rights Agreement, dated as of July 24, 1996 ("Rights Plan"), between ALLETE and ALLETE's Corporate Secretary, as Rights Agent. We also refer you to the laws of the State of Minnesota.

     In July 1996 our Board of Directors declared a dividend distribution of one Right for each outstanding share of our common stock to shareholders of record at the close of business on July 24, 1996 ("Record Date"). Our Board of Directors also authorized the issuance of one Right for each share of our common stock that becomes outstanding between the Record Date and July 23, 2006, or an earlier date on which the Rights are redeemed. Except as described below, each Right, when exercisable, entitles the registered holder to purchase from us one two-hundredth of a share of Junior Serial Preferred Stock A, without par value ("Serial Preferred"), at a price of $45.00 per one two-hundredth of a share (the "Purchase Price"). The Purchase Price is subject to adjustment.

     Initially no separate Right Certificates were distributed. Until the Distribution Date, our common stock certificates together with a copy of the Summary of Rights Plan are proof of the Rights. The "Distribution Date" is the earlier to occur of:

     o 10 days following a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired, or obtained the right to acquire, beneficial ownership of 15 percent or more of the outstanding shares of our common stock (the "Stock Acquisition Date"); or

     o 15 business days following the commencement of (or a public announcement of an intention to make) a tender or exchange offer where a person or group would become the beneficial owner of 15 percent or more of our outstanding shares of common stock. At any time before a person becomes an Acquiring Person, our Board of Directors may extend the 15-business day time period.

     Until the Distribution Date (or the earlier redemption, expiration or termination of the Rights), the Rights will be transferred only with our common stock. The transfer of any certificates for our common stock, with or without a copy of the Summary of Rights Plan, will also constitute the transfer of the Rights associated with those common stock certificates. As soon as practicable following the Distribution Date, we will mail separate certificates for the Rights to holders of record of our common stock as of the close of business on the Distribution Date. After the Distribution Date, separate certificates for the Rights will be given as proof of the Rights.

     Each whole share of our Serial Preferred will have a minimum preferential quarterly dividend rate equal to the greater of $51 per share or, subject to anti-dilution adjustment, 200 times the dividend declared on our common stock. If ALLETE liquidates, no distribution will be made to the holders of our common stock until the holders of our Serial Preferred have received a liquidation preference of $100 per share, plus accrued and unpaid dividends. Holders of our Serial Preferred will be entitled to receive notice of and to vote at any meeting of our shareholders. Each whole share of our Serial Preferred is entitled to one vote. These shares do not have cumulative voting rights.

     Whenever dividends on any of our preferred stock are in default in the amount of four quarterly payments, and until all the dividends in default are paid, the holders of our Serial Preferred and other preferred stock will be entitled, together as one class, to elect a majority of directors. Our common stock would then elect the minority. If, in any merger or other transaction, shares of our common stock are exchanged for or converted into other securities and/or property, each whole share of our Serial Preferred will be entitled to receive, subject to anti-dilution adjustment, 200 times the amount for or into which each share of our common stock is exchanged or converted. We cannot redeem the shares of Serial Preferred.

     The Rights are not exercisable until the Distribution Date and will expire at the earliest of:

     o    July 23, 2006 ("Final Expiration Date");

     o    the redemption of the Rights by ALLETE as described below; or

     o    the exchange of all Rights for our common stock as described below.

     If any person (other than ALLETE, its affiliates or any person receiving newly-issued shares of common stock directly from ALLETE) becomes the beneficial owner of 15 percent or more of the then outstanding shares of common stock, each holder of a Right will have a right to receive, upon exercise at the then current exercise price of the Right, common stock (or, in the discretion of the Board of Directors, cash, property or other securities of ALLETE) with a value equal to two times the exercise price of the Right. The Rights Plan contains an exemption for common stock we issue directly to any person. This exemption applies even if the person would become the beneficial owner of 15 percent or more of our common stock, provided that the person does not acquire any additional shares of our common stock. Examples of situations where we might issue common stock directly include private placements or acquisitions we make using our common stock as consideration.

     If following the Stock Acquisition Date we are acquired in a merger or other business combination transaction, or 50 percent or more of our assets or earning power are sold, we will make proper provision so that each holder of a Right will, after the transaction, have the right to receive, upon exercise at the then current exercise price of the Right, common stock of the acquiring or surviving company with a value equal to two times the exercise price of the Right.

     If the events described in the preceding two paragraphs happen (the "Triggering Events"), any Rights that an Acquiring Person beneficially owns or transferred to certain persons, will immediately become null and void.

     The Purchase Price payable and the number of shares of our Serial Preferred or other securities or property issuable if the Rights are exercised, are subject to adjustment. An adjustment would be made to prevent dilution, if there was a stock dividend on, or a subdivision, split, combination, consolidation or reclassification of, our Serial Preferred or our common stock, or a reverse split of our outstanding shares of Serial Preferred or common stock.

     Our Board of Directors may exchange the Rights at an exchange ratio of one share of common stock per Right at any time that is:

     o after the acquisition by a person or group of affiliated or associated persons of beneficial ownership of 15 percent or more of the outstanding common stock; and

     o before the acquisition by that person or group of 50 percent or more of the outstanding common stock.

This exchange ratio is subject to adjustment and does not include Rights that have become null and void.

     With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments require an adjustment of at least one percent in the Purchase Price. We will not be required to issue fractional shares of Serial Preferred or common stock (other than fractions in multiples of one one-hundredths of a share of Serial Preferred). Instead, we may make an adjustment in cash based on the market price of the Serial Preferred or common stock on the last trading date before the date of exercise.

     Our Board of Directors may redeem the Rights in whole, but not in part, at a price of $.005 per Right ("Redemption Price") anytime before a person becomes an Acquiring Person. At our option, we may pay the Redemption Price in cash, shares of our common stock or other consideration that our Board of Directors deems appropriate. If we redeem the Rights, the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

     If the Rights are exercised, issuance of our Serial Preferred or our common stock will be subject to any necessary regulatory approvals. Until a Right is exercised, the holder of the Right will have no rights as a shareholder of ALLETE, including, without limitation, the right to vote or to receive dividends. One million shares of our Serial Preferred were reserved for issuance if the Rights are exercised.

     We may amend the provisions of the Rights Plan. However, any amendment adopted after the time that a person becomes an Acquiring Person may not adversely affect the interests of holders of Rights.

     The Rights have anti-takeover effects. The Rights will cause substantial dilution to a person or group that attempts to acquire ALLETE without conditioning the offer on the redemption of the Rights or on the acquisition of a substantial number of Rights. The Rights beneficially owned by that person or group may become null and void. The Rights should not interfere with any merger or other business combination approved by our Board of Directors. This is because, at any time before a person becomes an Acquiring Person, our Board of Directors may redeem all of the outstanding Rights at the Redemption Price.

                                 USE OF PROCEEDS

     ALLETE will not receive any of the proceeds from sales of these shares of common stock.

                              PLAN OF DISTRIBUTION

     The selling shareholders may sell or distribute some or all of these shares of common stock from time to time through underwriters or dealers or brokers or other agents or directly through one or more purchasers, including pledgees, in transactions (which may involve crosses and block transactions) on the New York Stock Exchange or in privately negotiated transactions (including sales pursuant to pledges) or in a combination of such transactions. Such transactions may be effected by the selling shareholders at market prices prevailing at the time of sale, at prices related to prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. Brokers, dealers, agents or underwriters participating in such transactions as agent may receive compensation in the form of discounts, concessions or commissions from the selling shareholders (and, if they act as agent for the purchaser of such shares, from such purchaser). Such discounts, concessions or commissions as to a particular broker, dealer, agent or underwriter might be in excess of those customary in the type of transaction involved. This prospectus also may be used, with ALLETE's consent, by donees of the selling shareholders, or by other persons acquiring shares and who wish to offer and sell such shares under circumstances requiring or making desirable its use.

     When required, this prospectus will be supplemented to set forth the number of shares offered for sale and, if such offering is to be made by or through underwriters, dealers, brokers or other agents, the names of such persons and the principal terms of the arrangements between such persons and the selling shareholders.

     The selling shareholders and any underwriters, brokers, dealers or agents acting in connection with the sale or distribution of these shares of common stock hereunder may be deemed to be "underwriters" within the meaning of
Section 2(11) of the Securities Act of 1933, and any commissions received by them and any profit realized by them on the resale of shares as principals are deemed underwriting compensation under the Securities Act of 1933. To the extent that the selling shareholders may be deemed to be "underwriters," the selling shareholders will be subject to the prospectus delivery requirements of the Securities Act of 1933. In addition, any shares of common stock covered by this prospectus which qualify for sale pursuant to Rule 144 promulgated under the Securities Act of 1933 may be sold under Rule 144 rather than pursuant to this prospectus. Furthermore, the selling shareholders may transfer shares of common stock in other ways not involving market makers or established trading markets, including directly by gift, distribution, or other transfer.

     The selling shareholders may enter into hedging transactions with broker-dealers in connection with distributions of shares of our common stock or otherwise. In such transactions, broker-dealers may engage in short sales of the shares of our common stock in the course of hedging the positions they assume with selling shareholders. The selling shareholders also may sell shares short and redeliver shares of our common stock to close out such short positions. The selling shareholders may enter into option or other transactions with broker-dealers which require the delivery to the broker-dealer of shares of our common stock. The broker-dealer may then resell or otherwise transfer such shares pursuant to this prospectus. The selling shareholders may also loan or pledge the shares of our common stock to a broker-dealer. The broker-dealer may sell the common stock so loaned, or upon a default the broker-dealer may sell the pledged shares pursuant to this prospectus.

     Expenses in connection with the registration of these shares of common stock under the Securities Act of 1933, including legal and accounting fees of ALLETE, will be paid by ALLETE. The selling shareholders may agree to indemnify any broker-dealer or agent against certain liabilities related to the selling of the shares of our common stock, including liabilities arising under the Securities Act of 1933.

                                     EXPERTS

     The consolidated financial statements incorporated in this prospectus by reference to ALLETE's Annual Report on Form 10-K for the year ended December 31, 2000 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The statements as to matters of law and legal conclusions under "Description of Common Stock" in this prospectus and in the documents incorporated in this prospectus by reference, have been reviewed by Philip R. Halverson, Esq., Duluth, Minnesota, Vice President, General Counsel and Secretary of ALLETE and are set forth or incorporated by reference herein in reliance upon his opinion given upon his authority as an expert.

     As of October 1, 2001, Mr. Halverson owned 22,896 shares of common stock of ALLETE. Mr. Halverson is acquiring additional shares of ALLETE common stock at regular intervals as a participant in the Employee Stock Ownership Plan and Supplemental Retirement Plan. Under the Executive Long-Term Incentive Compensation Plan, Mr. Halverson has:

     o been granted options to purchase 45,342 shares of ALLETE common stock, of which 33,684 options are fully vested, the remainder of which shall vest over the next two years, and all of which will expire ten years from the date of grant;

     o earned approximately 461 performance shares that have not yet been paid out under the terms of this plan; and

     o an award opportunity for up to 7,538 additional performance shares contingent upon the attainment of certain performance goals of ALLETE for the period January 1, 2000 through December 31, 2001.

                                 LEGAL OPINIONS

     The legality of these shares of common stock offered hereby will be passed upon for ALLETE by Mr. Halverson and by Thelen Reid & Priest LLP, New York, New York, counsel for ALLETE. Thelen Reid & Priest LLP may rely as to all matters of Minnesota law upon the opinion of Mr. Halverson.

                               -------------------

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT. ALLETE HAS NOT AUTHORIZED ANYONE ELSE TO PROVIDE YOU WITH DIFFERENT INFORMATION. ALLETE IS NOT MAKING AN OFFER OF THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THOSE DOCUMENTS.

                 PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The expenses in connection with the issuance and distribution of the securities being registered are:

Filing Fee for Registration Statement.................................. $ 1,845
Stock Exchange Listing Fee.............................................   3,000*
Legal and Accounting Fees..............................................  25,000*
Miscellaneous..........................................................   1,125*
                                                                        --------
Total.................................................................. $31,000*
                                                                        ========

* Estimated

ITEM 15  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 302A.521 of the Minnesota Business Corporation Act generally provides for the indemnification of directors, officers or employees of a corporation made or threatened to be made a party to a proceeding by reason of the former or present official capacity of the person against judgments, penalties and fines (including attorneys' fees and disbursements) where such person, among other things, has not been indemnified by another organization, acted in good faith, received no improper personal benefit and with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful.

     Article IX of the Articles of Incorporation of ALLETE contains the following provision:

          "No director of this Corporation shall be personally liable to this Corporation or its stockholders for monetary damages for breach of fiduciary duty by that director as a director; provided, however, that this Article IX shall not eliminate or limit the liability of a director: (a) for any breach of the director's duty of loyalty to this Corporation or its stockholders; (b) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of the law; (c) under Minnesota Statutes Section 302A.559 or 80A.23;
          (d) for any transaction from which the director derived an improper personal benefit; or (e) for any act or omission occurring prior to the date when this Article IX becomes effective. If, after the stockholders approve this provision, the Minnesota Business Corporation Act, Minnesota Statutes Chapter 302A, is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of this Corporation shall be deemed eliminated or limited to the fullest extent permitted by the Minnesota Business Corporation Act, as so amended. No amendment to or repeal of this Article IX shall apply to or have any affect on the liability or alleged liability of any director of this Corporation for or with respect to any acts or omissions of such director occurring prior to that amendment or repeal."

     Section 13 of the Bylaws of ALLETE contains the following provisions relative to indemnification of directors and officers:

          "The Corporation shall reimburse or indemnify each present and future Director and officer of the Corporation (and his or her heirs, executors and administrators) for or against all expenses reasonably incurred by such Director or officer in connection with or arising out of any action, suit or proceeding in which such Director or officer may be involved by reason of being or having been a Director or officer of the Corporation. Such indemnification for reasonable expenses is to be to the fullest extent permitted by the Minnesota Business Corporation Act, Minnesota Statutes Chapter 302A. By affirmative vote of the Board of Directors or with written approval of the Chairman and Chief Executive Officer, such indemnification may be extended to include agents and employees who are not Directors or officers of the Corporation, but who would otherwise be indemnified for acts and omissions under Chapter 302A of the Minnesota Business Corporation Act, if such agent or employee were an officer of the Corporation."

          "Reasonable expenses may include reimbursement of attorneys' fees and disbursements, including those incurred by a person in connection with an appearance as a witness."

          "Upon written request to the Corporation and approval by the Chairman and Chief Executive Officer, an agent or employee for whom indemnification has been extended, or an officer or Director may receive an advance for reasonable expenses if such agent, employee, officer or Director is made or threatened to be made a party to a proceeding involving a matter for which indemnification is believed to be available under Minnesota Statutes Chapter 302A."

          "The foregoing rights shall not be exclusive of other rights to which any Director or officer may otherwise be entitled and shall be available whether or not the Director or officer continues to be a Director or officer at the time of incurring such expenses and liabilities."

     ALLETE has insurance covering its expenditures which might arise in connection with the lawful indemnification of its directors and officers for their liabilities and expenses, and insuring officers and directors of ALLETE against certain other liabilities and expenses.

ITEM 16.  EXHIBITS.

Exhibit
Number         Description of Exhibit
-------        ----------------------

*4(a)    -     Articles of Incorporation, amended and restated as of May 8,
               2001 (filed as Exhibit 3(a) to the March 31, 2001 Form 10-Q, File
               No. 1-3548).

*4(b)    -     Bylaws, as amended effective May 8, 2001 (filed as Exhibit 3(b)
               to the March 31, 2001, Form 10-Q, File No. 1-3548).

*4(c)1   -     Mortgage and Deed of Trust, dated as of September 1, 1945, between Minnesota Power & Light Company (now ALLETE, Inc.) and
               Irving Trust Company (now The Bank of New York) and Richard H.
               West (Douglas J. MacInnes, successor), as Trustees (filed as
               Exhibit 7(c), File No. 2-5865).

*4(c)2   -     Supplemental Indentures to Minnesota Power, Inc.'s (now ALLETE,
               Inc.) Mortgage and Deed of Trust:

               Number            Dated as of               Reference File               Exhibit
               ------            -----------               --------------               -------
               First             March 1, 1949             2-7826                        7(b)
               Second            July 1, 1951              2-9036                        7(c)
               Third             March 1, 1957             2-13075                       2(c)
               Fourth            January 1, 1968           2-27794                       2(c)
               Fifth             April 1, 1971             2-39537                       2(c)
               Sixth             August 1, 1975            2-54116                       2(c)
               Seventh           September 1, 1976         2-57014                       2(c)
               Eighth            September 1, 1977         2-59690                       2(c)
               Ninth             April 1, 1978             2-60866                       2(c)
               Tenth             August 1, 1978            2-62852                       2(d)2
               Eleventh          December 1, 1982          2-56649                       4(a)3
               Twelfth           April 1, 1987             33-30224                      4(a)3
               Thirteenth        March 1, 1992             33-47438                      4(b)
               Fourteenth        June 1, 1992              33-55240                      4(b)
               Fifteenth         July 1, 1992              33-55240                      4(c)
               Sixteenth         July 1, 1992              33-55240                      4(d)
               Seventeenth       February 1, 1993          33-50143                      4(b)
               Eighteenth        July 1, 1993              33-50143                      4(c)
               Nineteenth        February 1, 1997          1-3548 (1996 Form 10-K)       4(a)3


                                      II-2


               Number            Dated as of               Reference File               Exhibit
               ------            -----------               --------------               -------
               Twentieth         November 1, 1997          1-3548 (1997 Form 10-K)       4(a)3
               Twenty-first      October 1, 2000           333-54330                     4(c)3

*4(d)1   -     Indenture (for Unsecured Debt Securities), dated as of
               February 1, 2001, between ALLETE, Inc. and LaSalle Bank National
               Association, as Trustee (filed as Exhibit 4(d)1, File
               Nos. 333-57104, 333-57104-01 and 333-57104-02).

*4(d)2   -     Officer's Certificate, dated February 21, 2001, establishing the terms of the 7.80% Senior Notes due February 15, 2008 of ALLETE, Inc. (filed as Exhibit 4(d)2, File Nos. 333-57104,
               333-57104-01 and 333-57104-02).

*4(e)1   -     Mortgage and Deed of Trust, dated as of March 1, 1943, between
               Superior Water, Light and Power Company and Chemical Bank & Trust
               Company and Howard B. Smith, as Trustees, both succeeded by U. S.
               Bank Trust N.A., as Trustee (filed as Exhibit 7(c), File
               No. 2-8668).

*4(e)2   -     Supplemental Indentures to Superior Water, Light and Power
               Company's Mortgage and Deed of Trust:

               Number            Dated as of               Reference File               Exhibit
               ------            -----------               --------------               -------
               First             March 1, 1951             2-59690                       2(d)(1)
               Second            March 1, 1962             2-27794                       2(d)1
               Third             July 1, 1976              2-57478                       2(e)1
               Fourth            March 1, 1985             2-78641                       4(b)
               Fifth             December 1, 1992          1-3548 (1992 Form 10-K)       4(b)1
               Sixth             March 24, 1994            1-3548 (1996 Form 10-K)       4(b)1
               Seventh           November 1, 1994          1-3548 (1996 Form 10-K)       4(b)2
               Eighth            January 1, 1997           1-3548 (1996 Form 10-K)       4(b)3

*4(f)1   -     Indenture, dated as of March 1, 1993, between Southern States
               Utilities, Inc. (now Florida Water Services Corporation) and
               Nationsbank of Georgia, National Association (now SunTrust Bank,
               Central Florida, N.A.), as Trustee (filed as Exhibit 4(d) to the
               1992 Form 10-K, File No. 1-3548).

*4(f)2    -    Supplemental Indentures to Florida Water Services Corporation's
               Indenture:

               Number            Dated as of               Reference File               Exhibit
               ------            -----------               --------------               -------
               First             March 1, 1993             1-3548 (1996 Form 10-K)       4(c)1
               Second            March 31, 1997            1-3548 (March 31, 1997        4
                                                               Form 10-Q)
               Third             May 28, 1997              1-3548 (June 30, 1997         4
                                                               Form 10-Q)

*4(g)    -     Amended and Restated Trust Agreement, dated as of March 1,
               1996, relating to MP&L Capital I's (now ALLETE Capital I) 8.05%
               Cumulative Quarterly Income Preferred Securities, between
               Minnesota Power & Light Company (now ALLETE, Inc.), as Depositor, and The Bank of New York, The Bank of New York (Delaware),
               Philip R. Halverson, David G. Gartzke and James K. Vizanko, as
               Trustees (filed as Exhibit 4(a) to the March 31, 1996 Form 10-Q,
               File No. 1-3548), as modified by Amendment No. 1, dated April 11,
               1996 (filed as Exhibit 4(b) to the March 31, 1996 Form 10-Q, File
               No. 1-3548) and First Amendment [2000], dated August 23, 2000
               (filed as Exhibit 4(f)2, File No. 333-54330).

*4(h)    -     Indenture, dated as of March 1, 1996, relating to ALLETE's
               8.05% Junior Subordinated Debentures, Series A, Due 2015, between
               Minnesota Power & Light Company (now ALLETE) and The Bank of New
               York, as Trustee (filed as Exhibit 4(c) to the March 31, 1996
               Form 10-Q, File No. 1-3548).

*4(i)    -     Officer's Certificate, dated March 20, 1996, establishing the terms of the 8.05% Junior Subordinated Debentures, Series A, Due
               2015 issued in connection with the 8.05% Cumulative Quarterly
               Income Preferred Securities of MP&L Capital I (now ALLETE
               CAPITAL I) (filed as Exhibit 4(i) to the 1996 Form 10-K, File
               No. 1-3548).

*4(j)    -     Guarantee Agreement, dated as of March 1, 1996, relating to
               MP&L Capital I's (now ALLETE Capital I) 8.05% Cumulative
               Quarterly Income Preferred Securities, between Minnesota Power &
               Light Company (now ALLETE, Inc.), as Guarantor, and The Bank of
               New York, as Trustee (filed as Exhibit 4(d) to the March 31, 1996
               Form 10-Q, File No. 1-3548).

*4(k)    -     Agreement as to Expenses and Liabilities, dated as of March 20,
               1996, relating to MP&L Capital I's (now ALLETE Capital I) 8.05%
               Cumulative Quarterly Income Preferred Securities, between
               Minnesota Power & Light Company (now ALLETE, Inc.) and MP&L
               Capital I (now ALLETE Capital I) (filed as Exhibit 4(e) to the
               March 31, 1996 Form 10-Q, File No. 1-3548).

*4(l)    -     Rights Agreement dated as of July 24, 1996, between Minnesota
               Power & Light Company (now ALLETE) and the Corporate Secretary of
               Minnesota Power & Light Company (now ALLETE, Inc.), as Rights
               Agent (filed as Exhibit 4 to the August 2, 1996 Form 8-K, File
               No. 1-3548).

*4(m)    -     Indenture (for Unsecured Debt Securities), dated as of May 15,
               1996, between ADESA Corporation and The Bank of New York, as
               Trustee relating to the ADESA Corporation's 7.70% Senior Notes,
               Series A, Due 2006, and its 8.10% Senior Notes, Series B, Due
               2010 (filed as Exhibit 4(k) to the 1996 Form 10-K, File
               No. 1-3548).

*4(n)    -     ADESA Corporation Officer's Certificate 1-D-1, dated May 30,
               1996, relating to the ADESA Corporation's 7.70% Senior Notes,
               Series A, Due 2006 (filed as Exhibit 4(m) to the 1996 Form 10-K,
               File No. 1-3548).

*4(o)    -     ADESA Corporation Officer's Certificate 2-D-2, dated as of
               March 30, 2000, relating to ADESA Corporation's 8.10% Senior
               Notes, Series B, Due 2010 (filed as Exhibit 4(b) to the March 31,
               2000 Form 10-Q, File No. 1-3548).

*4(p)    -     Guarantee of Minnesota Power & Light Company (now ALLETE,
               Inc.), dated as of May 30, 1996, relating to the ADESA
               Corporation's 7.70% Senior Notes, Series A, Due 2006 (filed as
               Exhibit 4(l) to the 1996 Form 10-K, File No. 1-3548).

4(q)     -     Guarantee of Minnesota Power, Inc. (now ALLETE, Inc.), dated as of March 30, 2000, relating to ADESA Corporation's 8.10% Senior
               Notes, Series B, Due 2010 (filed as Exhibit 4(a) to the March 31,
               2000 Form 10-Q, File No. 1-3548).

5(a)     -     Opinion and Consent of Philip R. Halverson, Esq., Vice
               President, General Counsel and Secretary of ALLETE, Inc.

5(b)     -     Opinion and Consent of Thelen Reid & Priest LLP.

23(a)    -     Independent Auditors' Consent of PricewaterhouseCoopers LLP.

23(b)    -     Consent of Philip R. Halverson, Esq. (included in opinion, attached hereto as Exhibit 5(a)).

23(c)    -     Consent of Thelen Reid & Priest LLP (included in opinion,
               attached hereto as Exhibit 5(b)).

24       -     Powers of Attorney (included on the signature page of this registration statement).

* Incorporated herein by reference as indicated.

ITEM 17.  UNDERTAKINGS.

a.        The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement, provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to
          Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

b. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 above, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                POWER OF ATTORNEY

     Each person whose signature appears below hereby authorizes any agent for service named in this registration statement to execute in the name of each such person, and to file with the SEC, any and all amendments, including post-effective amendments, to this registration statement, and appoints any such agent for service as attorney-in-fact to sign in each such person's behalf individually and in each capacity stated below and file any such amendments to this registration statement and the registrant hereby also appoints each such agent for service as its attorney-in-fact with like authority to sign and file any such amendments in its name and behalf.


                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Duluth, State of Minnesota, on October 10, 2001.

                                                       ALLETE, INC.


                                         By        /s/ David G. Gartzke
                                             -----------------------------------
                                                      David G. Gartzke
                                                           President


     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

      SIGNATURE                          TITLE                         DATE
      ---------                          -----                         ----


 /s/ David G. Gartzke          President and Director           October 10, 2001
-----------------------    (Principal Executive Officer)
  David G. Gartzke


 /s/ James K. Vizanko      Vice President, Chief Financial      October 10, 2001
-----------------------         Officer and Treasurer
  James K. Vizanko         (Principal Financial Officer)


 /s/ Mark A. Schober        Vice President and Controller       October 10, 2001
----------------------     (Principal Accounting Officer)
  Mark A. Schober

/s/ Kathleen A. Brekken                Director                 October 10, 2001
-----------------------
Kathleen A. Brekken


  /s/ Dennis E. Evans                  Director                 October 10, 2001
-----------------------
  Dennis E. Evans


   /s/ Glenda E. Hood                  Director                 October 10, 2001
-----------------------
   Glenda E. Hood


  /s/ Peter J. Johnson                 Director                 October 10, 2001
-----------------------
  Peter J. Johnson


  /s/ George L. Mayer                  Director                 October 10, 2001
-----------------------
  George L. Mayer


   /s/ Jack I. Rajala                  Director                 October 10, 2001
-----------------------
  Jack I. Rajala


 /s/ Arend J. Sandbulte                Director                 October 10, 2001
-----------------------
 Arend J. Sandbulte


    /s/ Nick Smith                     Director                 October 10, 2001
-----------------------
     Nick Smith


  /s/ Bruce W. Stender                 Director                 October 10, 2001
-----------------------
  Bruce W. Stender


/s/ Donald C. Wegmiller                Director                 October 10, 2001
-----------------------
Donald C. Wegmiller

                                  EXHIBIT INDEX


5(a) Opinion and Consent of Philip R. Halverson, Esq., Vice President, General Counsel and Secretary of ALLETE, Inc.

5(b)      Opinion and Consent of Thelen Reid & Priest LLP.

23(a)     Independent Auditors' Consent of PricewaterhouseCoopers LLP.

23(b) Consent of Philip R. Halverson, Esq. (included in opinion, attached hereto as Exhibit 5(a)).

23(c) Consent of Thelen Reid & Priest LLP (included in opinion, attached hereto as Exhibit 5(b)).

24 Powers of Attorney (included on the signature pages of this registration statement).